Exhibit 10.2
ENHABIT, INC.
DIRECTOR DEFERRED COMPENSATION PLAN
Enhabit, Inc. hereby adopts, effective as of October 1, 2024, the Enhabit, Inc. Director Deferred Compensation Plan. The Plan provides Non-Employee Directors the opportunity to elect to receive Common Stock in lieu of Cash Compensation. The Plan also provides Non-Employee Directors the opportunity to defer payment of such Common Stock received in lieu of Cash Compensation in the form of DSUs, at their election, in accordance with the provisions hereof.
ARTICLE I
DEFINITIONS
For the purposes of the Plan, the following words and phrases shall have the meanings indicated in this Article. Certain other words and phrases are defined throughout the Plan and shall have the meaning so ascribed to them.
1.“Account” or “Sub-Account” shall mean the Account and Sub-Accounts established for a Participant pursuant to Section 1 of Article IV.
2.“Beneficiary” or “Beneficiaries” shall mean the person or persons designated by a Participant in accordance with the Plan to receive payment (in whole shares of Common Stock) of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to receipt of the entire amount credited to the Participant’s Account.
3.“Board” shall mean the Board of Directors of the Company.
4.“Cash Compensation” shall mean cash compensation earned as a Non-Employee Director, including retainer and committee fees.
5.“Change in Control” shall mean:
(i)the acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or
(ii)during any period of up to twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute at least a majority of the Board; or
(iii)the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or
(iv)the consummation of a merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented one hundred percent (100%) of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the combined voting power entitled to vote generally in the election of directors of the surviving person in such transaction immediately after such transaction and (B) in the case of a sale of assets, each transferee is owned by holders of securities that represented at least a majority of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such sale.

6.“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.
7.“Committee” shall mean the Compensation & Human Capital Committee of the Board (or its successor), or such other committee of the Board as may be authorized by the Board to administer the Plan.
8.“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 6 of Article IV.
9.“Common Stock Portion” shall mean the portion of a Participant’s Cash Compensation that the Participant elects to receive in the form of Common Stock pursuant to Section 1 of Article II, whether on a current or deferred basis.
10.“Company” shall mean Enhabit, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Enhabit, Inc. with any other corporation or corporations.
11.“Current Common Stock Portion” shall mean the portion of a Participant’s Common Stock Portion that is not subject to a Deferral Election.
12.“Current Common Stock Portion Percentage” shall mean the percentage of a Participant’s Cash Compensation that the Participant elects to receive in the form of Common Stock and does not elect to defer pursuant to a Deferral Election.
13.“Deferral Election” shall mean the portion of the Election Agreement completed by a Participant and filed with the Company that indicates the percentage of his or her Common Stock Portion that is or will be deferred under the Plan in the form of DSUs for the applicable period.
14.“Deferred Common Stock Portion” shall mean the portion of a Participant’s Common Stock Portion that the Participant elects to defer pursuant to a Deferral Election under the Plan.
15.“Deferred Common Stock Portion Percentage” shall mean the percentage of a Participant’s Cash Compensation that the Participant elects to receive in the form of Common Stock and to defer pursuant to a Deferral Election under the Plan.
16.“Deferred Stock Unit” or “DSU” shall mean the right to receive a share of Common Stock in the future with none of the attendant rights of a holder of such share, including, without limitation, the right to vote such share or the right to receive dividends thereon, except to the extent specifically provided herein.
17.“Election Agreement” shall mean an agreement in the form that the Company may designate from time to time that is consistent with the terms of the Plan.
18.“Election Filing Date” shall mean December 31 of the Year immediately prior to the first day of the Year for which Cash Compensation would otherwise be earned.
19.“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
20.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
21.“Fair Market Value” shall mean, as of any particular date, the closing price of a share of Common Stock on the trading day immediately preceding such date as reported on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Stock is listed. If there is no regular public trading market for the Common Stock, then the Fair Market Value of a share of Common Stock will be the fair market value as determined in good faith by the Committee.
22.“Non-Employee Director” shall mean any member of the Board who is not an employee of the Company or its affiliates.
23.“Omnibus Plan” shall mean the Enhabit, Inc. 2022 Omnibus Performance Incentive Plan, as amended from time to time, or any successor plan.
24.“Participant” shall mean any Non-Employee Director who has elected to receive Cash Compensation in the form of Common Stock (whether current or deferred) in accordance with the Plan.

25.“Payment Election” shall mean the portion of the Election Agreement completed by a Participant and filed with the Company that indicates the timing of the payment of the Participant’s Deferred Common Stock Portion.
26.“Plan” shall mean this Enhabit, Inc. Director Deferred Compensation Plan, as amended or amended and restated from time to time.
27.“Specified Employee” shall mean a “specified employee” with respect to the Company (or a controlled group member) determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(i) or any successor provision.
28.“Termination of Service” means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(2)(i).
29.“Unforeseeable Emergency” means an event that results in severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or his or her spouse, dependent (as defined in Section 152(a) of the Code), or Beneficiary, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as of result of events beyond the control of the Participant.
30.“Year” shall mean a calendar year.
ARTICLE II
COMPENSATION ELECTIONS
1.Election to Receive Common Stock in Lieu of Cash. With respect to Cash Compensation payable to a Non-Employee Director with respect to any Year (each, a “Covered Year”), such Non-Employee Director may elect that all or a specified percentage of the Cash Compensation for such Covered Year be paid in the form of Common Stock under the Omnibus Plan, with the balance of such Cash Compensation (if any) being paid in cash (such election, the “Stock Election”). For purposes of this Section, (i) except as otherwise provided in the applicable Election Agreement, such Stock Election will be effective only for the Covered Year, and a Non-Employee Director who desires to make a Stock Election with respect to a subsequent Year must make such Stock Election for such subsequent Year, and (ii) if a Non-Employee Director fails to make a Stock Election for a Covered Year, then such Non-Employee Director’s Cash Compensation for such Covered Year shall be paid entirely in cash.
2.Election of Current or Deferred Common Stock. A Participant may receive his or her Common Stock Portion with respect to any Year, elected pursuant to Section 1 of this Article, in the form of shares of Common Stock paid at the time the related Cash Compensation would have otherwise been paid, or may elect to defer receipt of all or a specified portion of such Common Stock Portion in the form of DSUs by making a Deferral Election in the Participant’s Election Agreement. Any portion of a Participant’s Common Stock Portion that is subject to a Deferral Election will be subject to the provisions of Article IV, and any remaining portion of the Common Stock Portion will be subject to the provisions of Article III. If permitted by the Committee, an Election Agreement may provide that the Participant’s Deferral Election applicable to a Year shall continue to be effective for his or her Common Stock Portion for each Year thereafter until terminated or modified by filing a new Deferral Election.
3.Procedure for Elections. Any Stock Election made pursuant to Section 1 of this Article (including any Deferral Election made pursuant to Section 2 of this Article) shall be (x) made on an Election Agreement filed with the Chief Human Resources Officer of the Company (or other Company administrative representative as may be designated by the Committee) and (y) made by, and shall be effective as of, the applicable Election Filing Date; provided, however, that an individual who first becomes eligible to participate in the Plan during the course of a Year, rather than as of the applicable Election Filing Date, shall make such Stock Election (and, if applicable, Deferral Election) within thirty days following the date the Non-Employee Director first becomes eligible to participate in the Plan (the “Newly Eligible Window”). Any Stock Election (and, if applicable, Deferral Election) made during a Newly Eligible Window shall be effective on the first day of the first complete calendar quarter commencing after the date of such Stock Election (and, if applicable, Deferral Election) with regard to Cash Compensation earned during such Year following the filing of the Election Agreement with the Company. For purposes of the preceding sentence, where an individual has ceased being eligible to participate in the Plan (other than the accrual of earnings), regardless of whether all amounts deferred under the Plan have been paid, and subsequently becomes eligible to participate in the Plan again, the individual shall be treated as being initially eligible to participate in the Plan if the individual had not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the twenty-four month period ending on the date the individual again becomes eligible to participate in the Plan.

4.Revoking an Election. Any Stock Election made pursuant to Section 1 of this Article (and, if applicable, any Deferral Election made pursuant to Section 2 of this Article) shall be, once effective, irrevocable. In order to revoke or modify a Stock Election or Deferral Election for any particular Year, a revocation or modification must be delivered to the Chief Human Resources Officer of the Company (or other Company administrative representative as was previously designated by the Committee) prior to the applicable deadline for making a Stock Election and Deferral Election under this Article (the Election Filing Date or the end of the Newly Eligible Window).
ARTICLE III
CURRENT COMMON STOCK IN LIEU OF CASH COMPENSATION
Amounts subject to a Participant’s Current Common Stock Portion will be paid in the form of Common Stock at the time the related Cash Compensation would have otherwise been paid, and the number of shares of Common Stock so paid will be equal to (i) the Current Common Stock Portion Percentage, multiplied by (ii) the quotient (rounded to the nearest whole share) of (x) the dollar value of the Cash Compensation that would have otherwise been paid on such date, divided by (y) the Fair Market Value of one share of Common Stock on such date.
ARTICLE IV
DEFERRED STOCK UNITS IN LIEU OF CASH COMPENSATION
1.DSU Accounts. For each Participant who makes a Deferral Election, there shall be established on the books and records of the Company, for bookkeeping purposes only, a separate Account to reflect the Participant’s interest under the Plan. Each Participant’s Account shall consist of a separate Sub-Account for each Year with respect to which the Participant has elected to defer payment of his or her Common Stock Portion. The Account so established shall be maintained in accordance with the following in respect of each Deferral Election made pursuant to Section 2 of Article II:
(i)On each day that, absent such Deferral Election, Cash Compensation would be paid to the Participant for service as a Non-Employee Director, the Participant’s Account and appropriate Sub-Account shall be credited with DSUs, the number of which shall be determined by multiplying (x) the Deferred Common Stock Portion Percentage by (y) the quotient (rounded to the nearest whole share) of (A) the dollar value of the Cash Compensation that would have otherwise been paid on such date, divided by (B) the Fair Market Value of one share of Common Stock on such date.
(ii)As of each date on which the Company pays a cash dividend on its Common Stock, each Participant’s Account and appropriate Sub-Account shall be credited with additional DSUs (rounded to the nearest whole share), the number of which shall be determined by (A) multiplying the number of DSUs in the Participant’s Account and appropriate Sub-Account on the record date for such dividend by the per-share amount of the dividend so paid, and (B) dividing the amount determined pursuant to clause (A) by the Fair Market Value of one share of Common Stock on the dividend payment date.
(iii)A Participant’s interest in his or her Account and Sub-Accounts shall be fully vested and nonforfeitable at all times.
2.Payment Elections. A Participant who makes a Deferral Election pursuant to Section 2 of Article II must also make a Payment Election with respect to the Deferred Common Stock Portion. Subject to Sections 4 and 5 of this Article, all Payment Elections are irrevocable, shall be made on an Election Agreement filed with the Chief Human Resources Officer of the Company (or other Company administrative representative as may be designated by the Committee), and shall comply with the following requirements:
(i)Each Payment Election shall contain the Participant’s election regarding the time at which the payment of DSUs credited to the specific Sub-Account shall be made.
1.A Participant may elect to receive payment (in whole shares of Common Stock) upon either (A) the date the Participant incurs a Termination of Service for any reason or (B) the earlier of the date otherwise specified by the Participant in the Election Agreement in accordance with election procedures established by the Committee in compliance with Section 409A of the Code and the date the Participant incurs a Termination of Service for any reason.

2.Subject to Section 2(iii) of this Article, payments made in accordance with the Participant’s election under Section 2(i)(1) of this Article shall be paid (in whole shares of Common Stock) within 90 days following the date triggering payment pursuant to the election under Section 2(i)(1), provided that, in either case, the Participant shall not have the right to designate the Year of payment.
(ii)If the Payment Elections are not made by the applicable Election Filing Date or the date provided for under Section 3 of Article II, if applicable, with respect to a Sub-Account, or are insufficient to be deemed effective as of such date, then the Participant shall be deemed to have elected to receive payment upon Termination of Service.
(iii)Notwithstanding the foregoing provisions of Section 2 of this Article, if the Participant is a Specified Employee at the time of his or her Termination of Service, then any payment on account of Termination of Service that was scheduled to be made during the six-month period immediately following the Participant’s Termination of Service shall be made on the first day of the seventh month after such Termination of Service (or, if earlier, the date of death). Any payments on account of Termination of Service that are scheduled to be paid more than six months after such Participant’s Termination of Service shall not be delayed and shall be paid in accordance with provisions of Section 3 of this Article.
3.Method of Payment. A Participant’s Account and Sub-Accounts under the Plan shall be paid at the time(s) provided for under this Article in a lump sum consisting of a number of whole shares of Common Stock equal to the total number of whole DSUs in the Account and Sub-Accounts that are payable at such time. Any DSUs settled in shares of Common Stock will be delivered under the Omnibus Plan or any other applicable stockholder-approved equity plan of the Company. There shall be deducted from the amount of any payment otherwise required to be made under the Plan all federal, state and local taxes required by law to be withheld by the Company, if any, with respect to such payment.
4.Death of a Participant. In the event of the death of a Participant, the amount of the Participant’s Account and Sub-Accounts shall be paid (in whole shares of Common Stock) to the Beneficiary or Beneficiaries designated in a writing on a form that the Company may designate from time to time (the “Beneficiary Designation”) within 90 days of the day of death; provided, that the Beneficiary or Beneficiaries shall not have the right to designate the Year of payment. A Participant’s Beneficiary Designation may be changed at any time prior to his or her death by the execution and delivery of a new Beneficiary Designation. The Beneficiary Designation on file with the Company that bears the latest date at the time of the Participant’s death shall govern. In the absence of a Beneficiary Designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant’s Account and Sub-Accounts shall be paid (in whole shares of Common Stock) to the Participant’s estate within 90 days of the day of death; provided that the representative of the estate shall not have the right to designate the Year of payment.
5.Change in Control; Unforeseeable Emergency. Notwithstanding the foregoing provisions of this Article:
(iv)If a Change in Control occurs, the total amount of each Participant’s Account and Sub-Accounts shall immediately be paid to the Participant in the form of a single, lump sum payment of whole shares of Common Stock; provided that if such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5), or any successor provision, then payment shall be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the date (or dates) the Participant would otherwise be entitled to a distribution (or distributions) in accordance with the provisions of the Plan.
(v)In the event of an Unforeseeable Emergency and at the request of a Participant or Beneficiary, the Committee may in its sole discretion accelerate the payment (of whole shares of Common Stock) to the Participant or Beneficiary of all or a part of his or her Account or Sub-Accounts. Payments of amounts as a result of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution(s), after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.Adjustments. The Committee shall make or provide for such adjustments in the numbers of shares of Common Stock credited to Participants’ Accounts and Sub-Accounts, and in the kind of such shares, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all shares of Common Stock deliverable under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.
7.Fractional Shares. The Company shall not be required to issue any fractional shares of Common Stock pursuant to the Plan.
ARTICLE V
ADMINISTRATION
1.The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to (i) determine all questions relating to eligibility for participation in the Plan and the amount in the Account or Sub-Accounts of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any questions of construction, and (iii) take such further action as the Committee shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final and binding upon all interested parties.
2.No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission, or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, or employee in bad faith and without reasonable belief that it was in the best interests of the Company.
ARTICLE VI
AMENDMENT AND TERMINATION
The Company reserves the right to amend or terminate the Plan at any time by action of the Board; provided, however, that no such action shall adversely affect any Participant or Beneficiary who has an Account, or result in the acceleration of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary; provided, further, that the consent requirement of Participants or Beneficiaries to certain actions shall not apply to any amendment or termination made by the Company pursuant to Section 8(iii) of Article VII. Notwithstanding the preceding sentence, the Committee, in its sole discretion, may terminate the Plan to the extent and in circumstances described in Treasury Regulation Section 1.409A-3(j)(4)(ix), or any successor provision.
ARTICLE VII
MISCELLANEOUS
1.Limitation on Stock Elections. Notwithstanding anything in the Plan to the contrary, in no event will a Non-Employee Director’s Stock Election for a Year result in such Non-Employee Director receiving equity awards under the Omnibus Plan in such Year that exceed any applicable limit on non-employee director equity awards set forth in the Omnibus Plan. In furtherance of the foregoing, the Committee may approve a limit on the aggregate amount of a Non-Employee Director’s Cash Compensation that may be subject to a Stock Election for any applicable Year, which limit shall be set forth in the applicable Election Agreement. To the extent that delivery of Common Stock or DSUs pursuant to a Non-Employee Director’s Stock Election on any applicable date would cause any applicable limit on non-employee director equity awards under the Omnibus Plan to be exceeded, such excess portion will instead be deferred in the form of cash, and the terms of any Deferral Election with respect to such amount will otherwise apply with respect to the cash amount. In the event of such a cash deferral, the Committee may determine the method of payment and a deemed investment medium or interest rate with respect to such cash amount in compliance with Section 409A of the Code.
2.Non-alienation of Deferred Compensation. No right or interest under the Plan of any Participant or Beneficiary may be transferred or otherwise disposed of by a Participant or Beneficiary, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Plan or by the Committee, or by will or the laws of descent and distribution. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any such right or interest by any holder thereof in violation of the provisions of the Plan shall be valid.
3.Interest of Director. The obligation of the Company under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company to make payments from its general assets, as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company’s general creditors and provided, further, that no amount shall be transferred to trust if, pursuant to Section 409A of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.
4.Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any subsidiary or the officers, employees or Non-Employee Directors of the Company, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
5.Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
6.Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.
7.Relationship to Other Plans. The Plan is intended to serve the purposes of and to be consistent with the Omnibus Plan and any similar plan approved by the Committee for purposes of the Plan. The issuance or transfer of shares of Common Stock pursuant to the Plan shall be subject in all respects to the terms and conditions of the Omnibus Plan and any other such plan.
8.Compliance with Section 409A of the Code.
(i)To the extent applicable, it is intended that the Plan (including all amendments thereto) comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant or a Beneficiary. The Plan shall be administered in a manner consistent with this intent.
(ii)Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.
(iii)Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to the Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s Account and Sub-Accounts in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the

Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
9.Headings: Interpretation.
(i)Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
(ii)Any reference in the Plan to Section 409A of the Code will also include any applicable proposed, temporary, or final regulations or any other applicable formal guidance promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. Further, any specific reference to a Code section or a Treasury Regulation section shall include any successor provision of the Code or the Treasury Regulation, as applicable.
(iii)For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance that may occur or exist only if permitted by Section 409A of the Code would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.